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                                                                    EXHIBIT 99.1


                                February 16, 2001

DNMC Public Holdings, LLC
900 North Michigan Avenue
19th Floor
Chicago, IL 60610

Attention: Ira J. Schulman

Dear Mr. Schulman:

         This letter is being delivered on behalf of, and at the direction of, American Retirement Corporation's Board of Directors in response to your February 9, 2001 letter, which you filed on that date with the Securities and Exchange Commission as an attachment to the first amendment to your existing
Schedule 13D filed on November 1, 1999.

         We were very disappointed by your letter, both in terms of its tone and its content. This is especially true since several weeks ago you indicated a desire to engage in a meaningful dialogue with the Company. At your request, we had a meeting in our offices on January 23, 2001, at which time you stated that, based on a number of key assumptions, your view of the Company and its prospects had changed materially. We advised you that we believed strongly that several of your key assumptions were inaccurate or flawed. We also advised you that we would provide you with additional details demonstrating these inaccuracies to the extent allowed by applicable legal guidelines and following your execution of a customary confidentiality agreement. We were surprised at your decision not to avail yourself of this additional information prior to sending your February 9 letter, which as a result repeats many of your same critical inaccuracies and provides an incorrect view of many of the matters discussed therein.

         The Company's management and its Board of Directors are constantly reviewing and analyzing capital raising and strategic alternatives, all with the view of furthering the long-term interests of all of our shareholders. Frankly, your position appears to be focused on providing you with short-term liquidity, and your actions may undermine valuable business opportunities for the Company. We will continue to manage the Company with the goals of enhancing long-term value for all of our shareholders and providing high quality services to our residents. Our decisions will be guided by those principles.


                                             Very truly yours,


                                             /s/ W.E. Sheriff
                                             -----------------------------------
                                             W.E. Sheriff
                                             Chairman and CEO


cc:   Board of Directors